As filed with the Securities and Exchange Commission on September 11, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Masonite International Corporation

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	98-0377314
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2771 Rutherford Road

Concord, Ontario L4K 2N6 Canada

(800) 895-2723

(Address, including zip code, of registrant’s principal executive offices)

Masonite International Corporation 2012 Equity Incentive Plan

Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan

(Full Title of the Plans)

Robert E. Lewis

Senior Vice President/General Counsel and Secretary

Masonite International Corporation

One Tampa City Center

201 North Franklin Street, Suite 300

Tampa, Florida 33602

(800) 895-2723

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Joseph H. Kaufman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(5)
Common shares (1) (3)	1,610,789	$48.74	$78,509,856	$10,709
Common shares (2) (3)	2,596,111	$15.78	$40,966,632	$5,588

(1)	Covers common shares (the “Common Shares”) of Masonite International Corporation (the “Company” or the “Registrant”) issuable under the Masonite International Corporation 2012 Equity Incentive Plan (the “2012 Plan”), including 216,250 shares issuable upon exercise of outstanding stock appreciation rights (“SARs”).
(2)	Covers Common Shares issuable under the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan (the “2009 Plan”), including 2,596,111 shares issuable upon exercise of outstanding SARs.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	Pursuant to Rule 457(c) and 457(h)(i) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based (1) with respect to the 216,250 shares underlying SARs previously granted under the 2012 Plan, on the weighted average per share exercise price of $32.68, (2) with respect to the remaining 1,394,539 shares issuable under the 2012 Plan, on a price of $51.23 per Common Share, which is the average of the high and low prices per share of the Common Shares reported on the New York Stock Exchange on September 10, 2013 and (3) with respect to the 2,596,111 shares underlying SARs previously granted under the 2009 Plan, on the weighted average per share exercise price of $15.78.
(5)	Pursuant to Rule 457(p) under the Securities Act, unused filing fees of $20,460 have already been paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-1 (File No. 333-186931) filed on February 27, 2013 and withdrawn on September 6, 2013, of which $16,297 is being offset against the registration fee due for this registration statement and of which $4,163 remains available for future registration fees. No additional registration fee has been paid with respect to this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Masonite International Corporation 2012 Equity Incentive Plan and the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan, as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Masonite International Corporation (the “Company”) are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s effective Registration Statement on Form 10 (File No. 001-11796) filed by the Company with the Commission on August 19, 2013, including the description of the Company’s Common Shares contained therein, and any amendment or report filed for the purpose of updating such description; and

(b)	the Company’s Current Report on Form 8-K, filed September 10, 2013.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

Masonite International Corporation is incorporated under the laws of British Columbia.

Section 160 of the Business Corporations Act (British Columbia) provides that: (1) the Company may indemnify an individual who: (i) is or was a director or officer of the Company; (ii) is or was a director or officer of

2

another corporation: (A) at a time when such other corporation is or was an affiliate of the Company; or (B) at the request of the Company; or (iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual, or an Eligible Person. Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such individual, by reason being or having been an Eligible Person is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. (2) In addition to the powers of the Company to indemnify under (1), a court may, on the application of the Company or an Eligible Party: (i) order the Company to indemnify an Eligible Party in the manner provided under (1); (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company; or (iii) order the Company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (2). (3) An Eligible Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any proceeding to which he or she is made a party by reason of being an Eligible Person, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defence of the action or proceeding; and (b) fulfils the conditions set out in clauses (1)(a) and (b). (4) The Company may purchase and maintain insurance for the benefit of an Eligible Party against any liability that may be incurred by reason of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

In addition to limitations of liability pursuant to the Business Corporations Act (British Columbia) and applicable law, the Articles provide that no director or officer of the Company shall be liable for the acts or omissions of any other director, officer, employee or agent of the Company, or for any costs, charges or expenses of the Company resulting from any deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from bankruptcy or insolvency, or in respect of any tortious acts of or relating to the Company or any other director, officer, employee or agent of the Company, or for any loss occasioned by an error of judgment or oversight on the part of any other director, officer, employee or agent of the Company, or for any other costs, charges or expenses of the Company occurring in connection with the execution of the duties of the director or officer, unless such costs, charges or expenses are incurred as a result of such person’s own willful neglect, fraud or gross negligence. However, nothing in the Articles shall relieve any director or officer from the duty to act in accordance with the Business Corporations Act (British Columbia) or from liability for any breach of the Business Corporations Act (British Columbia).

The directors must cause the Company to indemnify and advance the reasonable expenses of its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by the Business Corporations Act (British Columbia). Each director is deemed to have contracted with the Company on such terms of indemnify. We expect to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Each director is also a party to an indemnification agreement with the Company, pursuant to which the Company has agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director, his heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director in respect of any claim, demand, suit, action, proceeding or investigation in which such director is involved or is subject by reason of being or having been a director and (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director may sustain or incur as a result of serving as a director in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director in his capacity as a director, whether before or after the effective date of such indemnification agreement.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1	Form of Amended and Restated Articles of Amalgamation (incorporated herein by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10 (File No. 001-11796), as filed with the Commission on August 19, 2013).

4.2	Masonite International Corporation 2012 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.3(a) of the Company’s Registration Statement on Form 10 (File No. 001-11796), as filed with the Commission on August 19, 2013).

4.3	Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4(a) of the Company’s Registration Statement on Form 10 (File No. 001-11796), as filed with the Commission on August 19, 2013).

5	Opinion of Goodmans LLP*

23.1	Consent of Goodmans LLP (included in Exhibit 5 hereto)*

23.2	Consent of Deloitte & Touche LLP, an Independent Registered Public Accounting Firm*

23.3	Consent of Deloitte LLP, Independent Registered Chartered Accountants*

23.4	Consent of Baker Tilly Virchow Krause, LLP*

23.5	Consent of KPMG LLP*

24	Powers of Attorney (included on the signature page to this Registration Statement).*

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on September 11, 2013.

Masonite International Corporation

By:	/s/ Mark J. Erceg
Name: Mark J. Erceg
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Mark J. Erceg and Robert E. Lewis, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 11, 2013.

Name	Title

/s/ Frederick J. Lynch Name: Frederick J. Lynch	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark J. Erceg Name: Mark J. Erceg	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert J. Byrne Name: Robert J. Byrne	Director and Chairman of the Board

/s/ Jonathan F. Foster Name: Jonathan F. Foster	Director

/s/ Peter R. Dachowski Name: Peter R. Dachowski	Director

/s/ Francis M. Scricco Name: Francis M. Scricco	Director

/s/ John C. Wills Name: John C. Wills	Director

/s/ George A. Lorch Name: George A. Lorch	Director